UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 6, 2008
(Date of earliest event reported)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11995 El Camino Real, Suite 101
San Diego, California, 92130
(Address of principal executive offices, zip code)
(858) 704-5010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of  Certain Officers.

On February 6, 2008, Mr. David Perez, the Chief Executive Officer (“CEO”) of Surge Global Energy, Inc., a Delaware corporation (the “Company”), resigned from his position as CEO of the Company.  Mr. Perez continued to serve as a member of the Company’s Board of Directors (the “Board”) until February 11, 2008, on which date he resigned as a member of the Board.

On February 11, 2008, the Board appointed Mr. John Stiska as CEO of the Company and agreed to pay him $18,000 per month for such services.  Mr. Stiska has been a member of the Company’s Board since October 11, 2006 and has served as the Chairman of the Company’s Audit Committee and a member of the Company’s Compensation Committee.  Mr. Stiska is currently the Chairman of Commercial Bridge Capital, LLC, a venture lending fund formed in 1999. He is also a Principal of Regent Partners, LLC and serves as a Senior Advisor of Agility Capital.  In May 2002 he was elected CEO of JNI Corp. (listed on the NASDAQ stock market) to serve on an interim basis after termination of the JNI Corp’s CEO. Upon the election of the new CEO of JNI Corp., Mr. Stiska was elected and continued to serve as Chairman of the Board and Chairman of the Corporate Governance Committee of JNI Corp. until JNI Corp. was acquired by Applied MicroCircuits Corp (listed on the NASDAQ stock market). From December 2002 through June 2005 Mr. Stiska served on the Board of Directors of Venture Holdings, a Detroit based supplier to the auto industry. He joined QUALCOMM, Incorporated (listed on the NASDAQ stock market) in February 1996 as Corporate Senior Vice President and in January 1997 was given the additional responsibility of General Manager of the Technology Applications Group, positions he retained until leaving the company in mid-1998 to form DC Acquisition. From 1998 through June 2000 Mr. Stiska was Of Counsel to the law firm of Latham & Watkins. Prior to joining QUALCOMM, from 1993 to 1996, Mr. Stiska was Chairman & CEO of Triton Group, Ltd., an operating holding company based in San Diego. Before joining Triton Group, Ltd. in 1990, he was a practicing lawyer for 20 years as a Partner in the San Diego office of Brobeck, Phleger & Harrison from 1987 to 1990; a partner and founder of the corporate department of Aylward, Kintz, Stiska, Wassenaar and Shannahan from 1981 to 1987; and an associate and partner at Luce, Forward, Hamilton & Scripps LLP. Mr. Stiska attended the University of Wisconsin where he earned his BBA in 1965 and his law degree (JD) in 1970.   Other than as described herein, Mr. Stiska has had no interest in any material transactions with the Company and has no family relationship with any other directors or executive officers of the Company.

Also on February 11, 2008, Messrs. Richard Collato, Thomas Page and Robert Fields resigned from their positions on the Board citing the need to free up more time to spend on other interests.  In order to fill these vacancies on the Board, and one already existing vacancy, the Board elected Messrs. Charles Sage, E. Jamie Schloss, Barry Nussbaum and Jeffrey Bernstein to serve as members of the Board effective as of February 11, 2008 and Mark Fritz effective as of February 12, 2008.  The Board has not named any of its new directors to any of the committees of the Board, but expects to do so in the near future.

Messrs. Charles Sage, E. Jamie Schloss, Barry Nussbaum, Mark Fritz and Jeffrey Bernstein were elected to the Board as part of discussions between the Company’s Nominating and Corporate Governance Committee and certain members of the Board and a group of 8 stockholders in the Company (as specified in their Schedule 13D/A  dated October 12, 2007) who had agreed to present nominees for election as directors at the Company’s annual meeting of stockholders and to consider other strategies regarding steps to maximize stockholder value.  As part of the arrangement with the group of 8 stockholders, Messrs. Charles Sage, E. Jamie Schloss, Barry Nussbaum, Mark Fritz and Jeffrey Bernstein have been elected to the Board.

Messrs. Bernstein and Schloss were previously plaintiffs in an action in the Court of Chancery of the State of Delaware against the Company, which action has since been settled pursuant to a settlement agreement and the arrangement discussed above between the Company and the group of 8 stockholders in the Company.

A copy of the press release announcing the above-mentioned matters is attached hereto as Exhibit 99.1.  The Company expressly disclaims any obligation to update this press release and cautions that it is only accurate on the date it was presented. The inclusion of any data or statements in this press release does not signify that the information is considered material.

Item 9.01       Financial Statements and Exhibits.

(d)              Exhibits.

99.1              Press Release dated February 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation
Date: February 12, 2008	By:	/s/ William Greene William Greene, Chief Financial Officer